Exhibit 3.318

AMENDED AND RESTATED OPERATING AGREEMENT

OF

WBLF ACQUISITION COMPANY, LLC

A Pennsylvania Limited Liability Company

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is made as of the 21st day of June, 2011, by NEWS MID-ATLANTIC HOLDINGS, INC., a Delaware corporation, and any members admitted after the date hereof (each, a “Member” and, collectively, the “Members”). This Agreement hereby amends and restates in its entirety the Operating Agreement of the limited liability company, WBLF ACQUISITION COMPANY, LLC (the “Company”), dated as of July 21, 2006 (the “Original Agreement”).

BACKGROUND:

WHEREAS, the Company was formed as a limited liability company on February 17, 2006 upon the filing of a certificate of organization (the “Certificate”) with the Department of State of the Commonwealth of Pennsylvania for the purpose of forming the Company pursuant to and in accordance with the Pennsylvania Limited Liability Company Law of 1994, as amended (the “Law”), for the purpose of engaging in the business described herein, upon the terms and conditions hereinafter set forth;

WHEREAS, pursuant to the Original Agreement, Ches-Mont Holdings, LLC, a Pennsylvania limited liability company (“Holdings”) was listed as the sole member of the Company owning all of the membership interests in the Company (collectively, the “Interests”);

WHEREAS, pursuant to a series of transactions that occurred on June 21, 2011, the Member acquired all of the Interests in the Company, thereby becoming the sole member of the Company; and

WHEREAS, the Member desires to amend and restate the Original Agreement in its entirety in order to, among other things, document the fact that the Member is the sole member of the Company owning all of the limited liability company interests in the Company.

NOW, THEREFORE, in consideration of the covenants, promises and agreements herein contained, and intending to be legally bound hereby, it is agreed as follows:

ARTICLE I

GENERAL PROVISIONS

Section 1.01 Formation of the Company. The Company was formed effective February 17, 2006, upon the filing of the Certificate.

Section 1.02 Name of the Company. The name of the Company is WBLF Acquisition Company, LLC.

Section 1.03 Purposes. The purposes of the Company are as follows:

(a) To operate, maintain and expand that certain landfill located in Cumru Township, Berks County, PA, commonly known as the “Western Berks Landfill” for any purpose permitted by law, including without limitation, rubbish disposal and recycling;

(b) To operate under the fictitious name “Western Berks Community Landfill and Recycling Center, LLC”; and

(c) To enter into, make and perform all contracts and other undertakings and to engage in all activities and transactions as may be necessary and proper in order to carry out any of the foregoing business.

Section 1.04 Principal Place of Business and Registered Office of the Company. The principal place of business and registered office of the Company is located at 256 Eagle View Boulevard, PMB 231, Exton, PA 19341, or such other place or places as the Member may from time to time designate. In addition, the Company may maintain other offices as the Member deems advisable.

Section 1.05 Management. The Company shall be managed and controlled by the Member.

Section 1.06 Term. The term of the Company began on the date on which the Company was formed, as provided in Section 1.01 hereof. The Company shall dissolve on the first to occur the following of events: (a) the decision by the Member to dissolve the Company; or (b) the date the Company may be otherwise dissolved by operation of law or judicial decree.

ARTICLE II

DEFINITIONS

Section 2.01 Agreement. The term “Agreement” shall mean this Operating Agreement, as amended, modified, supplemented or restated from time to time in accordance with the terms hereof. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby,” and “hereunder,” when used with reference to this Agreement or any provision hereof, shall be deemed to refer to this Agreement as a whole, unless the context otherwise requires.

Section 2.02 Cash Flow. The term “Cash Flow” shall mean, for any fiscal year, all of the Company’s cash receipts in such fiscal year, other than receipts from: (a) capital contributions, (b) a refinancing, including the financing or refinancing of Property or other loans to the Company, and (c) a sale or other disposition of Property; less any reserves established by the Member and cash expenditures for operating expenses in such year.

Section 2.03 Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 2.04 Company. The term “Company” shall mean WBLF Acquisition Company, LLC, the limited liability company governed by this Agreement.

Section 2.05 Member. The term “Member” shall mean NEWS Mid-Atlantic Holdings, Inc., and any successors and transferees of NEWS Mid-Atlantic Holdings, Inc., pursuant to this Agreement.

Section 2.06 Property. The term “Property” shall mean all real or personal property, or any interest therein, acquired directly or indirectly by the Company or produced by or inuring to the Company, including intangible property, whether owned or leased.

Section 2.07 Regulations. The term “Regulations” shall mean the proposed, temporary, and final regulations promulgated under the Code and as are in effect as of the date of the filing of the Certificate, together with any corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

ARTICLE III

CAPITAL CONTRIBUTION

Section 3.01 Initial Capital Contribution. The Member shall contribute One Hundred Dollars ($100.00) to the Company as its initial capital contribution. The Member shall not be required or obligated to make any further capital contributions. To the extent the Company is treated as a partnership for federal income tax purposes, no Member shall at any time be liable or held accountable to the Company, to the other Members, to the creditors of the Company or to any other third party for or on account of any negative balance in its capital account.

Section 3.02 No Interest on Capital Contributions. The Member shall not be entitled to interest on the Member’s initial capital contribution.

ARTICLE IV

MANAGEMENT OF THE COMPANY

Section 4.01 Management by the Member. The Member shall have the full, exclusive, and absolute right, power and authority to manage and control the Company and the Property and business thereof, as well as such rights, powers, and authority as are conferred upon him by law and/or under other provisions of this Agreement. Subject to the restrictions specifically contained in this Agreement, the Member shall have the power and authority to perform, without limitation, the following acts on behalf of the Company:

(a) entering into, making and performing contracts, agreements, and other undertakings binding the Company as may be necessary, appropriate, or advisable in furtherance of the purposes of the Company;

(b) opening and maintaining bank accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instruction with respect to those accounts and arrangements;

(c) purchasing or leasing real estate or interests in entities holding real estate for the business of the Company;

(d) making improvements to real estate purchased or leased by the Company;

(e) borrowing money, issuing evidences of indebtedness in connection therewith, refinancing, increasing the amount of, modifying, amending, or changing the terms of, or extending the time for the payment of, any indebtedness or obligation of the Company, and securing such indebtedness by mortgage, deed of trust, pledge, or other lien on Company assets;

(f) paying all expenses incurred in the operations of the Company, as hereinafter set forth in this Agreement;

(g) selling, exchanging, leasing, or otherwise disposing of the Property of the Company, or any part thereof, or any interest therein;

(h) bringing suit on, defending, or compromising any and all claims or liabilities in favor of or against the Company; submitting any or all such claims or liabilities to arbitration; and confessing a judgment against the Company in connection with any litigation in which the Company is involved;

(i) filing applications, communicating, and otherwise dealing with all governmental agencies having jurisdiction over, or in any way affecting, the Property or any part thereof or any other aspect of the Company’s business;

(j) making or revoking any election permitted the Company by any taxing authority;

(k) maintaining such insurance coverage for or against public liability, fire, and casualty losses, and any and all other insurance necessary or appropriate to the business of the Company, including insurance for the officers of the Company (if any), in such amounts and of such types as the Member shall determine from time to time;

(1) determining, in the Member’s discretion, whether or not to apply any insurance proceeds for any property to the restoration of such property or to distribute the same;

(m) retaining legal counsel, auditors, and other professionals in connection with Company business and paying therefor such remuneration as the Member may deem reasonable and proper;

(n) retaining other services of any kind or nature in connection with the Company business and paying therefor such remuneration as the Member may deem reasonable and proper;

(o) hiring employees in connection with the Company business and paying therefor such remuneration as the Member may deem reasonable and proper;

(p) negotiating and executing agreements on behalf of the Company with respect to any of the rights, powers, and authority conferred upon the Member;

(q) guaranteeing the payment of money or the performance of any contract or obligation by any person on behalf of the Company;

(r) altering, improving, repairing, razing, refurbishing, and rebuilding Property of the Company;

(s) making distributions of capital on behalf of the Company;

(t) collecting sums due to the Company;

(u) borrowing money to further the purposes of the Company, and securing such loans by mortgage liens on the Property and, to the extent that funds of the Company are available therefore, paying debts and obligations of the Company;

(v) selecting, removing, and changing the authority and responsibility of architects, lawyers, accountants, trade contractors, realtors, and such other advisers and consultants as shall further the business of the Company, including entering into agreement with Affiliates of the Member;

(w) maintaining the Property of the Company in good order; and

(x) performing any and all other acts the Member may deem necessary or appropriate to the Company’s business.

Section 4.02 Delegation of Authority and Duties.

(a) The Member may, from time to time, delegate to one or more persons such authority and duties as the Member may deem advisable. In addition, the Member may assign, in writing, titles to any person, regardless of whether such person is a Member hereunder, including, without limitation, the titles of President, CEO, Vice President, CFO, Secretary, Assistant Secretary, Treasurer and Assistant Treasurer. Unless the Member directs otherwise, if the title is one commonly used for officers of a business corporation formed under the Pennsylvania Business Corporation Law of 1988, as amended, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made pursuant to the first sentence of this Subsection 4.02(a). Any number of titles may be held by the same person. Any delegation pursuant to this Subsection 4.02(a) may be revoked at any time by the Member.

(b) Any person dealing with the Company may rely upon the authority of the Member or any officer designated in writing as such by the Member in accordance with Subsection 4.02(a) above in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

(c) Unless authorized to do so by this Agreement or by the Member, no agent, or employee of the Company shall have any, power or authority to bind the Company in any way, to pledge its credit, or to render it liable pecuniarily for any purpose. However, the Member may act by a duly authorized attorney-in-fact.

(d) The Member hereby appoints each of the following persons to the office set forth opposite his name below, which appointment shall be effective as of the date first written above, and which appointment shall remain effective until revoked, in writing, by the Member:

(i)	Michael J. deCastro CEO and President

(ii)	Scott E. Friedlander Secretary

(iii)	Michael J. Gruppuso CFO, Vice President and Treasurer

(iv)	Dan McGowan Assistant Secretary

Section 4.03 Limitations on Authority. The authority of the Member over the conduct of the affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Law.

ARTICLE V

BOOKS, RECORDS, AND REPORT

Section 5.01 Books and Records. The Company’s books and records, this Agreement, and all amendments thereto shall be maintained at the principal office of the Company or at such other place as the Member may determine. The Company’s books and tax records shall be kept on the basis most favorable to the Company and the Member, as decided by the Member after consultation with the Company’s tax and accounting advisors.

Section 5.02 Filings with Regulatory Agencies or Taxing Authorities. The Member, at the expense of the Company, shall cause to be prepared and timely filed with appropriate federal, state, and local regulatory, administrative and taxing bodies all reports and returns required to be filed with such authorities under then current applicable laws, rules, and regulations.

Section 5.03 Tax Matters. In the event the Company shall have more than one Member and shall be subject to administrative or judicial proceedings for the assessment and collection of deficiencies of federal taxes or for the refund of overpayments of federal taxes, NEWS Mid-Atlantic Holdings, Inc., or any successor appointed by NEWS Mid-Atlantic Holdings, Inc., shall act in the capacity of a tax matters partner (“TMP”) and shall have all the powers and duties assigned to a TMP under Code Sections 6221-6233 and any Regulations thereunder.

ARTICLE VI

DISSOLUTION AND TERMINATION OF THE COMPANY

Section 6.01 Dissolution. The Company shall be dissolved and terminated upon the earlier to occur of those events set forth in Section 1.06 of this Agreement.

Section 6.02 Liquidation. In the event of dissolution as provided in Section 6.01 above, the Property of the Company shall be paid and distributed in the following order:

(a) All of the Company’s debts and liabilities to any persons or entities, including the Member, but excluding secured creditors whose obligations will he assumed or otherwise transferred upon the liquidation of Company assets, shall be paid and discharged and any reserve deemed necessary by the Member for the payment of such debts shall be set aside; and

(b) The balance of the Property of the Company shall then be distributed to the Member.

Upon dissolution, the Member shall look solely to the assets of the Company for the return of the Member’s initial capital contribution.

Section 6.03 Termination. Immediately upon the completion of the distribution of the Property as provided in Section 6.02 hereof, the Company shall terminate.

ARTICLE VII

COMPANY EXPENSES

Section 7.01 Payment of Expenses of the Company; Reimbursement of Member. The Company will pay all expenses of Company operations, expenses of Company administration, and all other expenses necessary or advisable for the operation of the business of the Company. All Company expenses shall be billed directly to and paid by the Company. In the event the Member advances funds to the Company or directly pays Company expenses, such advances or payments shall be deemed loans by the Member to the Company, and the Member shall be fully reimbursed by the Company. The Member may also provide goods, materials and direct services to the Company, on such terms as may be determined to be commercially reasonable by the Member.

ARTICLE VIII

AMENDMENT OF AGREEMENT

Section 8.01 Amendments. This Agreement may be amended, in writing, by the Member at any time and from time to time.

Section 8.02 Admission of Additional Members. In the event there shall be more than one Member of the Company, this Agreement shall be amended to set forth the respective rights, responsibilities and interests of each Member. It is acknowledged by the Member that, in the event the Company shall have more than one Member, the Company will be treated, for federal and state tax purposes, as a partnership. Accordingly, in such event, this Agreement shall be amended to set forth the requirements of Code Section 704 and the Regulations promulgated thereunder.

ARTICLE IX

BORROWING

Section 9.01 Loans by Members to the Company. The Member may, in its discretion, advance monies to the Company for use in its operations. The aggregate amount of such advances shall be an obligation of the Company to the Member and shall be repaid out of Company funds to the Member in accordance with the terms of the advance on the date such loan is made. Interest on advances shall accrue at the applicable federal rate of interest then in effect as reported by the Internal Revenue Service, or such other interest rate the Member determines to be commercially reasonable. Advances shall be deemed a loan by the Member to the Company and shall not be deemed a capital contribution, and any and all unpaid advances, together with accrued and unpaid interest, shall become immediately due and payable out of the first cash available to the Company after the Company has reserved sufficient funds to meet its obligations as they become due.

ARTICLE X

LIABILITY; INDEMNIFICATION

Section 10.01 Liability of Member. The liability of the Member to third parties and creditors of the Company for the debts and liabilities of the Company shall be limited to the fullest extent provided by the Law.

Section 10.02 Indemnification of the Member and Officers.

(a) General. To the extent not inconsistent with the Law and other applicable law, the Company, its receiver, or its trustee, shall indemnify and make advancements to the Member, every officer of the Company, and their respective heirs, executors, administrators, successors and assigns, against, and save them and each of them harmless from, any claim, demand, judgment, or liability and against and from any loss, cost, or expense (including, without limitation, reasonable attorneys’ fees and court costs, which may be paid by the Company as incurred), which may be made or imposed upon such persons by reason of any (1) act performed for or on behalf of the Company or in furtherance of the Company’s business, (2) inaction on the part of such persons, or (3) liability arising under federal and state securities laws, to the extent permitted by law, so long as such indemnified party has acted in furtherance of a good faith belief that such course of conduct was in the best interest of the Company and said conduct did not constitute gross negligence, gross misconduct or fraud. To the extent that this Section 10.02 is inconsistent with and not permitted under the Law, the Law shall control. Nevertheless, it is the intent of this Section 10.02 that the aforementioned parties be indemnified by the Company to the maximum extent permitted by law.

(b) Liability for Acts or Omissions. To the extent not inconsistent with applicable law, no indemnified party hereunder shall be liable, responsible, or accountable in damages or otherwise to the Company, the Member or any other party for any action taken or failure to act on behalf of the Company within the scope of the authority conferred upon the indemnified party by this Agreement or by law, so long as the indemnified party has acted in furtherance of a good faith belief that such course of conduct was in the best interest of the Company and said conduct did not constitute gross negligence, gross misconduct or fraud.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Article and Section Headings. The article and section headings in this Agreement are inserted for convenience and identification only and do not define or limit the scope, extent, or intent of this Agreement or any of the provisions hereof.

Section 11.02 Construction. As appropriate in context, whenever the singular number is used herein, the same shall include the plural, and the neuter, masculine, and feminine genders shall include each other. If any language is stricken or deleted from this Agreement, such language shall be deemed never to have appeared herein and no other implication shall be drawn therefrom.

Section 11.03 Severability. If any term or provision of this Agreement is found to be illegal, or if the application thereof to any person or any circumstance shall to any extent be judicially determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each covenant, condition, term, and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 11.04 Governing Law. This Agreement has been executed in and shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

Section 11.05 Further Assurances. The Member will execute and deliver such further instruments and do such further acts as may be required to carry out the intent and purposes of this Agreement and to comply with the Law.

Section 11.06 Creditors. None of the provisions of this Agreement shall be construed for the benefit of or enforceable by any of the creditors of the Company or any creditors of the Member.

Section 11.07 Binding Effect. This Agreement, except as otherwise herein provided, shall be binding upon and inure to the benefit of the Member, his heirs, personal representatives and successors.

Section 11.08 Entire Agreement. This Agreement represents the entire understanding and supersedes and cancels any and all prior negotiations, undertakings and agreements with respect to the subject matter hereof.

Section 11.09 Section 754 Election. The Member may, in his sole discretion, upon the timely written request of a transferee of a membership unit in the Company, cause the Company to make or revoke an election under Section 754 of the Code.

IN WITNESS WHEREOF, the party hereto intending to be legally bound hereby, has executed this Agreement on the day and year above first written.

MEMBER:

NEWS MID-ATLANTIC HOLDINGS, INC.

By:
Name:
Title: